Exhibit 27.1

TSR, INC. REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED MAY 31, 2005

Hauppauge, NY (July 26, 2005)---TSR, Inc., (Nasdaq:TSRI) a provider of computer programming consulting services, today announced financial results for the fourth quarter and fiscal year ended May 31, 2005.

For the quarter, which ended May 31st, revenues decreased 7% from the same quarter last year to $12.5 million. Consolidated net income decreased 5% from the comparable period to $519,000. Additionally, basic and diluted earnings per share decreased from $0.12 to $0.11.

For the full year, revenues decreased 0.5% from the prior year to $51.4 million. Consolidated net income increased 1.0% from the prior year to $2,145,000. Earnings per share remained at $0.47.

Joe Hughes, CEO, stated, "Revenues decreased 7% in the fourth quarter primarily due to a reduction in the average number of consultants on billing with clients from 382 in the prior year quarter to 357 in the quarter ended May 31, 2005, and additional discounts given to clients. Net income decreased at a rate of only 5% because the decrease in revenues was offset, to some extent, by a decrease in the income tax rate. Additionally, the previously disclosed rate reduction for our largest customer was not enacted until the end of the quarter. Therefore, it did not have a significant impact on this quarter's results and we have not yet determined the impact this will have in the first quarter of fiscal 2006".

Mr. Hughes added, "For the fiscal year, although revenues decreased slightly, net income increased from $2,124,000 to $2,145,000 primarily due to decreased selling, general and administrative expenses".

Certain statements contained herein are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties, including but not limited to those described in the Company's filings under the Securities Exchange Act of 1934.

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

TSR, INC. REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED MAY 31, 2005 (CONTINUED)

Based in Hauppauge, New York, TSR, Inc., provides information technology professionals to major corporations and state and local government agencies.


                                                           Three Months Ended             Year Ended
                                                                May 31,                      May 31,

                                                            2005          2004         2005          2004
                                                            -----        -----         ----          ----

 Revenues ..............................                 $12,492,000   $13,421,000   $51,444,000   $51,725,000
 Operating expenses ....................                  11,653,000    12,435,000    47,809,000    48,029,000
                                                         -----------   -----------   -----------   -----------
 Income from operations .................                    839,000       986,000     3,635,000     3,696,000
 Other income ..........................                      53,000        13,000       111,000        63,000
                                                         -----------   -----------   -----------   -----------
 Pre-tax income .........................                    892,000       999,000     3,746,000     3,759,000
 Income taxes ..........................                     373,000       453,000     1,601,000     1,635,000
                                                         -----------   -----------   -----------   -----------
 Net income .............................                $   519,000   $   546,000   $ 2,145,000   $ 2,124,000
                                                         ===========   ===========   ===========   ===========
 Basic and diluted net income per common
 share .................................                 $      0.11   $      0.12   $      0.47   $      0.47
                                                         ===========   ===========   ===========   ===========
 Weighted average number of basic common
 shares outstanding ....................                   4,568,000     4,568,000     4,568,000     4,546,000
                                                         ===========   ===========   ===========   ===========
 Weighted average number of diluted
 common shares outstanding .............                   4,570,000     4,570,000     4,570,000     4,551,000
                                                         ===========   ===========   ===========   ===========

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